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                                                    EXHIBIT 22

[CONFORMED COPY]



                      STOCKHOLDERS STOCK OPTION AGREEMENT


         STOCKHOLDERS STOCK OPTION AGREEMENT, dated as of January 7, 1994, among VIACOM INC., a Delaware corporation
("Viacom"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

         WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.10 per share ("Blockbuster Common Stock"), of Blockbuster Entertainment Corporation, a Delaware corporation ("Blockbuster"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares owned by the Stockholders and any shares hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

         WHEREAS, Viacom and Blockbuster propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of Blockbuster with and into Viacom (the "Merger"); and

         WHEREAS, as a condition to the willingness of Viacom to enter into the Merger Agreement, Viacom has requested that each Stockholder agree, and, in order to induce Viacom to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to grant Viacom options to purchase such Stockholder's Shares;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE OPTIONS

         SECTION 1.01.  Grant of Options.  Each Stockholder
hereby grants to Viacom an irrevocable option (each, an "Option") to purchase such Stockholder's Shares at a price per Share equal to $30.125 (the "Purchase Price"). Each Option shall expire if not exercised prior to the close of




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business on the 120th day following termination of the Merger
Agreement.  Each Option shall also expire if the Merger
Agreement is terminated pursuant to Section 8.01(c) thereof.


         SECTION 1.02. Exercise of Options. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") with respect to the exercise of an Option shall have expired or been terminated and
(b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect, Viacom may exercise any or all of the Options at any time following termination of the Merger Agreement (other than a termination pursuant to Section 8.01(c) thereof) until the expiration of such Options, provided that at the time of exercise of the Options there exists a Competing Transaction (as defined in the Merger Agreement) with respect to Blockbuster. In the event that Viacom wishes to exercise an Option, Viacom shall give written notice (the date of such notice being herein called the "Notice Date"), to the Stockholder who granted such Option specifying a place and date (not later than ten Business Days (as defined below) and not earlier than three Business Days following the Notice Date) for closing such purchase (the "Closing"). For the purposes of this Agreement, the term "Business Day" shall mean a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of New York.

         SECTION 1.03.  Payment for and Delivery of
Certificates. At the Closing, (a) Viacom shall pay the aggregate Purchase Price for the Shares being purchased from each Stockholder by wire transfer in immediately available funds of the total amount of the Purchase Price for such Shares to an account designated by such Stockholder by written notice to Viacom, and (b) each Stockholder whose Shares are being purchased shall deliver to Viacom a certificate or certificates evidencing such Stockholder's Shares, and such Stockholder agrees that such Shares shall be transfered free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.




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                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS


         Each Stockholder, severally and not jointly, hereby represents and warrants to Viacom as follows:

         SECTION 2.01.  Due Organization, etc.  Such
Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Viacom, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 2.02. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or similar organizational document of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder purports to be a corporation) any of its subsidiaries pursuant to, any note,




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bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

         SECTION 2.03. Title to Shares. At the Closing such Stockholder will deliver good and valid title to its Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement. Subject to Permitted Liens (as defined below), which will be eliminated prior to or at the Closing, such Stockholder has full right, power and authority to sell, transfer and deliver its Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Purchase Price therefor as contemplated herein, Viacom will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                     VIACOM

         Viacom hereby represents and warrants to each Stockholder as follows:




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         SECTION 3.01.  Due Organization, etc.  Viacom is a
corporation duly organized and validly existing under the laws of the State of Delaware. Viacom has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Viacom have been duly authorized by all necessary corporate action on the part of Viacom. This Agreement has been duly executed and delivered by Viacom and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Viacom, enforceable against Viacom in accordance with its terms.

         SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Viacom do not, and the performance of this Agreement by Viacom will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Viacom, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Viacom or by which Viacom or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Viacom pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Viacom is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Viacom of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Viacom do not, and the performance of this Agreement by Viacom will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Viacom of its obligations under this Agreement.

         SECTION 3.03.  Investment Intent.  The purchase of
Shares from any Stockholder pursuant to this Agreement is for




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the account of Viacom for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and the rules and regulations promulgated thereunder.

                                   ARTICLE IV

                         TRANSFER AND VOTING OF SHARES

         SECTION 4.01. Transfer of Shares. During the term of the Options, and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge (other than Permitted Liens (as defined below)) or otherwise dispose of any of its Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Blockbuster Common Stock. Exercise of rights or remedies pursuant to bona fide pledges of Shares to banks or other financial institutions ("Permitted Liens") are not restricted by this Agreement; provided that in the case of Permitted Liens granted after the date of this Agreement, such Shares continue to be subject to the Options.

         SECTION 4.02.  Voting of Shares; Further Assurances.
(a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Viacom, or any nominee of Viacom, with full power of substitution, during and for the term of the Option granted by such Stockholder hereunder (or, following termination of the Merger Agreement, during such periods as the Options are exercisable), as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of Blockbuster (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Blockbuster that the law of the State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Blockbuster and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Blockbuster under the Merger Agreement or which could result in any of the conditions to Blockbuster's




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obligations under the Merger Agreement not being fulfilled, and
(iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing.
Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

         (b) If Viacom shall exercise any Option in accordance with the terms of this Agreement, and without additional consideration, the Stockholder who granted such Option shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as Viacom may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of such Stockholder's Shares to Viacom and the release of any and all liens, claims and encumbrances covering such Shares.

         (c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Viacom the power to carry out the provisions of this Agreement.

                                   ARTICLE V

                               GENERAL PROVISIONS

         SECTION 5.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a)  If to Viacom:
              Viacom Inc.
               1515 Broadway
              New York, New York  10036
              Attention:  Senior Vice President,
                          General Counsel and Secretary
              Telecopier No.:  212-258-6134




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              with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, NY  10022
              Attention:  Stephen R. Volk, Esq.
              Telecopier No.:  (212) 848-7179


         (b) If to a Stockholder, to the address set forth below such Stockholder's name on the signature pages hereof.

              with a copy to:

              Blockbuster Entertainment Corporation
              One Blockbuster Plaza
              Fort Lauderdale, Florida  33301
              Attention:  Vice President, General
                          Counsel and Secretary
              Telecopier No.:  305-832-3929


         SECTION 5.02.  Headings.  The headings contained in
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 5.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.




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         SECTION 5.05.  Assignment.  This Agreement shall not
be assigned by operation of law or otherwise.

         SECTION 5.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 5.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 5.08. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the rights of the stockholders of Blockbuster, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within that state.





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         SECTION 5.09.  Counterparts.  This Agreement may be
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                  VIACOM INC.


                                                 By   /s/ Sumner M. Redstone
                                                   Name:  Sumner M. Redstone
                                                   Title: Chairman of the
                                                           Board


                                                      /s/ H. Wayne Huizenga
                                                          H. Wayne Huizenga
                                                 c/o Blockbuster Entertainment
                                                        Corporation
                                                     One Blockbuster Plaza
                                                     Fort Lauderdale, FL 33301



                                                      /s/ Steven R. Berrard
                                                          Steven R. Berrard
                                                   c/o Blockbuster Entertainment
                                                          Corporation
                                                       One Blockbuster Plaza
                                                       Fort Lauderdale, FL 33301



                                                      /s/ John J. Melk
                                                          John J. Melk
                                                   c/o Blockbuster Entertainment
                                                          Corporation
                                                       One Blockbuster Plaza
                                                       Fort Lauderdale, FL 33301





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                                                         /s/ Donald F. Flynn
                                                             Donald F. Flynn
                                                   c/o Blockbuster Entertainment
                                                          Corporation
                                                       One Blockbuster Plaza
                                                       Fort Lauderdale, FL 33301



                                                       /s/ G. Harry Huizenga
                                                           G. Harry Huizenga
                                                       for G. Harry Huizenga
                                                           and Jean Huizenga
                                                   c/o Blockbuster Entertainment
                                                          Corporation
                                                       One Blockbuster Plaza
                                                       Fort Lauderdale, FL 33301

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                                   EXHIBIT A

                              List of Stockholders


                                    Number of Shares of
                                Blockbuster Common Stock Owned
     Name of Stockholder          Beneficially and of Record


H. Wayne Huizenga                        10,905,885

Steven R. Berrard                             4,970

John J. Melk                              1,547,058

Donald F. Flynn                           1,547,057

Harry and Jean Huizenga                   1,000,000